UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2014 (July 10, 2014)

CYALUME TECHNOLOGIES HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52247	20-3200738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 SE 17th Street, Suite 300 Fort Lauderdale, Florida	33316
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 315-4939

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 10, 2014, Cyalume Technologies, Inc. (“CTI”), a wholly-owned subsidiary of Cyalume Technologies Holdings, Inc., (the “Company”), entered into a Confidential Settlement Agreement and Mutual Release (the “Settlement Agreement”) with certain former stockholders and members of management of Omniglow Corporation (collectively, the “Omniglow Buyers”). The Settlement Agreement relates to previously disclosed proceedings filed between CTI and the Omniglow Buyers relating to claimed breaches of various agreements entered into between the Company and the Omniglow Buyers, prior to the Company’s acquisition of CTI, in connection with the acquisition by the former owners of CTI (the “Former Owners”) of all of the outstanding capital stock of Omniglow Corporation and CTI’s sale of certain assets and liabilities related to Omniglow Corporation’s novelty and retail business to the Omniglow Buyers. These proceedings were known as Civil Action No. 06-706 in Superior Court of the Commonwealth of Massachusetts (the “Court”).

As previously disclosed, on July 18, 2011, CTI received an Order for Entry of Final Judgment in Civil Action No. 06-706 in which the Court awarded approximately $2.6 million in damages to Omniglow, LLC. Prejudgment interest at the rate of 12% per annum since the filing of the complaint in 2006 had been accruing on approximately $1.3 million of the damages. The Court also awarded Omniglow, LLC reimbursement of attorney fees and costs of approximately $235,000, on which interest at the rate of 12% per annum had been accruing beginning with the date of the final ruling. On July 12, 2012, the Court issued an Amended Final Judgment and, on September 20, 2012, a Final Judgment. There were no changes to the previously described damage awards. In response, on October 17, 2012, CTI filed a Notice of Appeal and on August 2, 2013, CTI filed a Formal Appeal. In May 2014, the Company received notice that its appeal of the Final Judgment had been denied. On July 1, 2014, CTI filed an Application for Further Appellate Review in the Massachusetts Supreme Judicial Court.

Pursuant to the Settlement Agreement, CTI agreed that it would either pay the full settlement amount of approximately $4.5 million (the “Settlement Amount”) or satisfy the Settlement Amount as follows: (i) an initial payment of $250,000 in cash on July 10, 2014 (the “Initial Payment”), (ii) transfer, within 14 days from the execution of the Settlement Agreement of a total of 625,139 shares of the Company’s common stock, which shares, as previously disclosed, had been issued to the Former Owners and were placed in escrow in 2013, (iii) payment of $1.0 million in cash within 21 days from the execution of the Settlement Agreement and (iv) additional payments in cash and/or through cooperative marketing credits of $1.9 million if paid within 18 months from the date of the Settlement Agreement, or of $2.35 million if paid within 27 months from the date of the Settlement Agreement. CTI and Omniglow LLC also agreed to endeavor to enter into one or more cooperative manufacturing and chemical supply agreements. The Omniglow Buyers agreed to take no action in connection with the Amended Final Judgment for so long as CTI is in compliance with its obligations under the Settlement Agreement, unless CTI files a petition in bankruptcy, ceases operations, defaults on any substantial bank loan, or certain other similar specified events occur.

Also on July 10, 2014, the Company borrowed the sum of $250,000 (the “Loan”) from Cova Small Cap Holdings LLC, which is a significant stockholder of the Company and which has two designees on the Company’s board of directors (the “Board”). The Loan, the proceeds of which were used to make the Initial Payment under the Settlement Agreement, is evidenced by a convertible subordinated promissory note (the “Note”). Pursuant to the Note, interest accrues on the Loan at the rate of 10% per annum, payable quarterly (subject to the availability of sufficient cash), and the Loan matures on July 10, 2019. The Loan will convert into any debt or equity securities issued by the Company if the Company completes a financing by October 10, 2014, at a conversion price equal to the price at which securities are issued in such financing. Otherwise, the Loan will be convertible, at the option of the holder, into shares of the Company’s Series A convertible preferred stock, at a conversion price equal to 50 times the average closing price per share of the Company’s common stock during the 20 trading days immediately preceding the exercise of such conversion right.

The descriptions of the Settlement Agreement and the Note contained herein are qualified in their entireties by reference to the Settlement Agreement and the Note, copies of which will be filed as exhibits to the Company’s next quarterly report on Form 10-Q.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of stockholders on July 14, 2014 (the “Annual Meeting”). There were 27,554,094 shares of common stock entitled to be voted, and 18,054,272 shares present in person or by proxy, at the Annual Meeting (in each case, including the as-converted number of shares of common stock underlying the outstanding shares of the Company’s Series A convertible preferred stock).

One item of business, the election of directors, was acted upon by stockholders at the Annual Meeting. The proposal is described in detail in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 30, 2014 (the “Proxy Statement”). The voting results are as follows:

Stockholders elected all of the Company’s nominees for director for one-year terms expiring on the date of the Annual Meeting in 2014.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Winston J. Churchill	16,218,762	1,835,510	-
Yaron Eitan	16,092,509	1,961,763	-
Jason Epstein	16,218,862	1,835,410	-
Ji Ham	16,218,862	1,835,410	-
Andrew Intrater	16,218,862	1,835,410	-
John G. Meyer, Jr.	16,218,862	1,835,410	-
Zivi Nedivi	16,183,496	1,870,776	-
Thomas Rebar	16,218,762	1,835,510	-
James Schleck	16,218,862	1,835,410	-

The Board had also nominated James Valentine to serve as a director, as set forth in the Proxy Statement, but subsequent to such nomination Mr. Valentine resigned from the Board. The Board has not designated a substitute nominee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2014	CYALUME TECHNOLOGIES HOLDINGS, INC.

	By:	/s/ Michael Bielonko
	Name:	Michael Bielonko
	Title:	Chief Financial Officer